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                                                                     EXHIBIT 2.7

                            AGREEMENT NOT TO COMPLETE

         THIS AGREEMENT NOT TO COMPETE (the "Agreement"), is made and effective as of the "Closing," as defined below, by and among ALTERNATIVE MATERIALS TECHNOLOGY, a Nevada corporation ("AMT"), U.S. CELLULOSE CO., a California corporation ("USCC"), and FREDERICK PARKINSON, an individual ("Parkinson"), with reference to the following facts:

                                    RECITALS

         1. AMT is engaged in the business of development, production and sale of water-based and other coatings to industrial users (the "Business").

         2. At the Closing (the "Closing"), as defined in that certain Stock Purchase Agreement, dated October 15, 1999, by and among USCC, Parkinson, and AMT (the "Stock Purchase Agreement"), AMT will acquire from Parkinson all of the outstanding shares of capital stock of USCC.

         3. In consideration of the covenants set forth in the Stock Purchase Agreement, and as a material inducement to AMT to enter into the Stock Purchase Agreement, AMT has required Parkinson to enter into an agreement not to compete with AMT and USCC, on the terms more particularly set forth below.

                                   AGREEMENTS

         NOW, THEREFORE, as a material inducement to AMT to enter into and close the transaction contemplated by the Stock Purchase Agreement, and for other good and valuable consideration, the value and receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. NON-COMPETITION. Subject to the limitations set forth below, Parkinson shall not, directly or indirectly, whether as an employee, consultant, director, shareholder, member, partner, officer, investor, joint venturer, and/or agent, or otherwise, engage in, have any interest in, lend Parkinson's name or any similar name to, provide any finances or credit to, provide any services or advice to, or otherwise participate in the management, ownership, operation or control of, or be employed by or connected in any manner, with any person, corporation, partnership (general or limited), limited liability company, proprietorship, firm, association or other type of business or enterprise which is engaged in any business in competition with the actual Business of USCC or AMT, including but not limited to the development, production and sale of water-based and other coatings to industrial or commercial users, or with that business which USCC and/or AMT presently conducts within Arizona, California, Nevada, Oregon, and Washington (the "Restriction Area"). For the purposes of this Agreement, the term "USCC" shall be deemed to include subsidiaries and parents of USCC. Nothing in this Agreement shall restrict Parkinson from investing in publicly-traded stock, bonds, mutual funds or other securities or investment vehicles of companies in direct or indirect competition with USCC and/or AMT.


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         2. DURATION. This Agreement shall continue for a period of five (5)
years from the Closing (the "Term"); provided however if Parkinson breaches any covenant set forth in this Agreement, the term of this Agreement shall be extended by the duration of such breach.

         3. REASONABLENESS. The parties have consulted with legal and other counsel, and after such consultation, agree that the covenants contained in this Agreement are reasonable and proper in all respects, including without limitation, the substantive and geographic scope and duration. Without limitation, the parties agree and intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision of the United States. If, in any judicial proceeding, a court shall refuse to enforce any part of the separate covenants deemed included herein, then at the option of AMT, the covenant shall be deemed eliminated or revised to the extent necessary to permit maximum enforceability of the remaining separate covenants in such a proceeding, and the parties agree to amend the provisions of this Agreement accordingly, without expanding the substantive or geographic scope or duration thereof.

         4. NON-SOLICITATION.

            (1) During the Restriction Period, Parkinson shall not either for himself, or any other entity or person, (i) induce or attempt to induce any customer, supplier, licensee or business relationship of AMT or USCC to cease doing business with AMT or USCC, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of AMT or USCC;
(ii) use the mailing lists and marketing materials provided to AMT or USCC for any competing business; (iii) encourage, solicit or offer incentives of any kind, directly or indirectly, to any employees of AMT or USCC (1) to promote any product or service which may be offered from time to time by Parkinson, or (2) to leave the employment of AMT or USCC for any reason except as may be required in any bona fide termination decision regarding any AMT or USCC employee; (iv) in any way interfere with the relationship between AMT or USCC and any such employee of AMT or USCC; or (v) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of AMT or USCC.

            (2) As a separate and independent covenant, Parkinson agrees that during the Restriction Period, unless specifically approved by AMT, Parkinson shall not either for himself, or any other entity or person, in any way, directly or indirectly, (i) call upon, solicit, advise or otherwise do, or attempt to do, business which is competitive with AMT's or USCC's business with any former customers of USCC or AMT, irrespective of whether USCC and/or Parkinson had any dealings with such customers prior to the Closing; or (ii) take away or interfere or attempt to interfere with any custom, trade, business or patronage of AMT or USCC; or (iii) interfere with or attempt to interfere with any officers, employees, representatives or agents of AMT or USCC; or (iv) induce or attempt to induce any officer, employee, representative or agent of AMT or USCC to leave the employ of AMT or USCC, or violate the terms of their contracts, or any employment arrangements, with AMT or USCC.

         5. BREACH OF AGREEMENTS BY AMT OR USCC. Any material breach by AMT or USCC of the Stock Purchase Agreement or any related agreement shall relieve Parkinson of any obligations under this Agreement.


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         6. BREACH BY PARKINSON. The parties acknowledge and agree that the covenants of the parties set forth in this Agreement are an essential element of the Stock Purchase Agreement and that, but for the agreement of the parties to comply with these covenants, AMT would not have entered into the Stock Purchase Agreement. The parties further acknowledge and agree that any violation of this Agreement by Parkinson would cause immediate irreparable damage to AMT, and that it would be extremely difficult or impossible to determine the amount of such damage caused to AMT. The parties further acknowledge and agree that the remedy at law for any breach of the Agreement will be inadequate and that, in addition to any other relief to which AMT may be entitled, AMT shall be entitled to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement.

         7. SEVERABILITY. If any of the provisions of this Agreement shall contravene or be invalid under the laws of any state or other jurisdiction where it is enforceable but for such contravention or invalidity, such contradiction or invalidity shall not invalidate all of the provisions of this Agreement, but rather, it shall be construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly. If, however, any such contravening provision relates to the term of the covenants contained herein or the geographic area or areas to which they apply, then such covenants shall be construed as providing for the maximum time period and the widest geographic area or areas which the laws of that state or jurisdiction permit; provided, that such time period and geographic area shall never exceed the time period or geographic area provided for herein.

         8. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties' respective heirs, successors and assigns, and as to Parkinson, the personal representative of his estate and his heirs and legatees.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and complete understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

         10. AMENDMENTS; WAIVER. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by the party or parties affected thereby. Any and all prior agreements, understandings or representations relating to Parkinson's agreement not to compete with AMT are hereby terminated and canceled in their entirety and are of no further force or effect. No failure to exercise and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege (hereunder or otherwise). No waiver of any breach of any agreement hereunder or any other agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other agreement.

         11. REMEDIES CUMULATIVE. No remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative


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and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         12. SECTION HEADINGS. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of California.

         14. ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim, appeal, or arbitration for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party. For the purposes of this paragraph, attorneys' fees shall include, without limitation, fees incurred in the following: (a) postjudgment motions and collection actions; (b) contempt proceedings; (c) application for temporary or preliminary injunctive relief; (d) discovery; and
(e) bankruptcy litigation. "Prevailing party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an Action on the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


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         16. DRAFTING. The parties to this Agreement agree that this Agreement is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any type of quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other wordage or language of any kind shall not be construed against the drafting party in accordance with California Civil Code
Section 1654, and that each such party to this Agreement waives the effect of such statute.

         IN WITNESS WHEREOF, the parties have executed this Agreement as set forth below.


                              AMT:

                              ALTERNATIVE MATERIALS TECHNOLOGY, a
                              Nevada corporation


Date: October 18, 1999        By:   /s/ William Maligie
                                  --------------------------------------
                                    William A. Maligie
                                    President

Date: October 18, 1999        By:   /s/ E. Laughlin Flanagan
                                  ---------------------------------------
                                    E. Laughlin Flanagan
                                    Assistant Secretary/Treasurer and Director



                              USCC:

                              U.S. CELLULOSE CO., a California corporation


Date: October 18, 1999        By:   /s/ Frederick Parkinson
                                  ---------------------------------------
                                    Frederick Parkinson
                                    President


                              PARKINSON:


Date: October 18, 1999        By:   /s/ Frederick Parkinson
                                  ---------------------------------------
                                    Frederick Parkinson

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